UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 8, 2015

PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On June 8, 2015, the PTC Inc. Board of Directors elected Dr. Klaus Hoehn as a director of the company, to serve until the 2016 Annual Meeting of Stockholders.  Dr. Hoehn, age 63, is the Vice President, Advanced Technology and Engineering, Deere & Company, an agricultural, construction, commercial and consumer equipment manufacturer, a position he has held since January 2006.  In this position, he is responsible for directing the advanced technology development and engineering services that support Deere & Co.’s equipment design and manufacturing.  He joined Deere & Company in 1992 and has served in a number of engineering and product development roles at the company.

Dr. Hoehn was appointed to the Corporate Development Committee of the Board.

Dr. Hoehn was granted 8,704 restricted stock units (RSUs), each representing the right to one share of PTC common stock, as a new director retention grant, which RSUs will vest as to 4,352 RSUs on each of June 15, 2016 and 2017, provided he remains a director of PTC on the relevant vest dates.  In addition, Dr. Hoehn will receive annual Board and committee cash retainers and an annual equity retainer in the same amounts as our non-employee directors (other than our Chairman of the Board).  For his current term, those amounts were pro-rated for the remaining portion of the current term.  Accordingly, his annual Board cash retainer was pro-rated to $37,500, his annual committee cash retainer was pro-rated to $4,500, and his annual equity retainer was pro-rated to 4,352 RSUs, which RSUs will vest on the earlier of the date of 2016 Annual Meeting of Stockholders and March 15, 2016 if he remains a director of PTC on that date.

Resignation of Director

On June 8, 2015, Thomas Bogan, a director of the company, resigned as a director of the company due to his commitments associated with his recently accepted position as Chief Executive Officer of Adaptive Insights.  In connection with his resignation, Janice Chaffin, an independent director of the company with the requisite financial acumen, was appointed to the Audit Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: June 8, 2015	By:	/s/ Aaron C. von Staats
Aaron C. von Staats
General Counsel & Secretary